                                                   Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Enters into a Letter of Intent with Mitsui Engineering and Shipbuilding For Application Engineering Services and Potentially its first PowerBuoy® Lease

PENNINGTON, N.J., March 10, 2016 (GLOBE NEWSWIRE) -- Ocean Power Technologies, Inc. (Nasdaq:OPTT) today announced that it has entered into a Letter of Intent with Mitsui Engineering and Shipbuilding (MES) to conduct funded pre-work tasks and to negotiate a definitive agreement that would allow for the lease of the APB350 PowerBuoy for a project off the coast of Kozu-island in Japan. The letter of intent addresses the parties’ intention to lease an APB350 PowerBuoy and provide required engineering support for application development and to ensure optimum operational performance. The OPT project scope would also include associated deployment planning and logistics, ocean performance data collection and processing. OPT and MES anticipate jointly developing and testing an advanced control algorithm with the goal of assessing increasing ocean wave capture and electric power generation.

The lease and deployment of the APB350 PowerBuoy in Japan, which would take place upon execution of the definitive documents as well as a successful completion of a stage gate review, is regarded as a critical spring board for OPT’s commercialization strategy to demonstrate the ability to apply the technology in a variety of markets in Japan and other parts of the world. Market applications could include national defense and security, such as early detection and warning systems for subsea and surface threats, or oil field management and metocean applications for the oil and gas industry and scientific communities.

George H. Kirby, President and Chief Executive Officer of OPT, stated, "This project and the anticipated first PowerBuoy lease represents the strength of our long-standing relationship with Mitsui Engineering and Shipbuilding. We are excited to support MES’s ocean project with our advanced APB350 PowerBuoy by providing a power and communications platform specific to Japanese conditions and applications. We believe that this is a major step toward accessing a potentially large market in Japan and throughout surrounding geographic areas. We are looking forward to working closely with MES to enable new and existing applications on a global scale.”

Mr. Toshihiko Maemura, Manager at Renewable Energy Project Group of MES, stated, “This project has been promoted by a relationship of a mutual strong trust between Ocean Power Technologies and MES. We would like to assure that this project will prove a high ability of our advanced control algorithm for state of calm sea off Kozu-island. We are looking forward to uniting our efforts with Ocean Power Technologies in order to develop a wave power generation system which is suited for Japanese sea conditions and others. Initial engineering tasks are planned to commence in March 2016 with PowerBuoy shipment to Japan and deployment expected in 2017.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies (Nasdaq: OPTT) is a pioneer in ocean wave energy conversion. OPT's proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and energy storage technology.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact:	Phone:
Mark A. Featherstone	609-730-0400
Chief Financial Officer of OPT

Investor Relations Contact:	Phone:
Andrew Barwicki	516-662-9461
Barwicki Investor Relations Inc.